DATED 9 November 2021

AMENDED AND RESTATED VARIATION AGREEMENT relating to PROJECT TITAN

THIS AGREEMENT is made on 9 November 2021

BETWEEN:-
(1)    Turner & Townsend Partners LLP (registered number OC401797) whose registered office is at Low Hall Calverley Lane, Horsforth, Leeds, United Kingdom, LS18 4GH (the “Seller”);
(2)    CBRE Titan Acquisition Co. Limited (registered number 1352061) whose registered office is at St. Martin’s Court, 10 Paternoster Row, London, England EC4M 7HP (the “Buyer”);
(3)    CBRE Group, Inc. (NYSE:CBRE) whose registered office is at 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, United States of America (the “Buyer’s Guarantor”);
(4)    Turner & Townsend 2021 Limited (registered number 13569657) whose registered office is at Low Hall Calverley Lane, Horsforth, Leeds, United Kingdom, LS18 4GH (“T&T 2021”); and
(5)    Turner & Townsend Holdings Limited (registered number 09782970) whose registered office is at Low Hall Calverley Lane, Horsforth, Leeds, United Kingdom, LS18 4GH (the “Company”),
(together, the "Parties").
BACKGROUND:-
(A)    On 26 July 2021 (1) the Seller, (2) the Buyer and (3) the Buyer’s Guarantor (together, the “SPA Parties”) entered into an agreement for the sale of (i) certain of the issued share capital of the Company and (ii) the entire issued share capital of a newly incorporated subsidiary of the Seller (being T&T 2021) to the Buyer (the "Share Purchase Agreement").
(B)    Completion (as defined in the Share Purchase Agreement) took place on 1 November 2021 (the “Completion Date”).
(C)    On the Completion Date, the Parties entered into that certain Variation Agreement (the “Original Agreement”), and the Parties now wish to amend and restate the Original Agreement in its entirety pursuant to this Agreement.
IT IS AGREED as follows:
1.INTERPRETATION
1.1In this Agreement:-
1.1.1words and phrases defined in the Share Purchase Agreement shall bear the same meanings unless otherwise defined; and
1.1.2clause headings shall not affect interpretation.
2.VARIATIONS
2.1In consideration of the acknowledgments the respective SPA Parties are giving to each other pursuant to Clause 3 of this Agreement (the sufficiency of such consideration being hereby acknowledged by each of the SPA Parties), the SPA Parties agree that, with effect as of the Completion Date, the Share Purchase Agreement shall be varied as follows:-
2.1.1the definition of “Aggregate Daily Rate” in clause 1.1 of the Share Purchase Agreement shall be deleted and replaced with:-

"Aggregate Daily Rate"	the sum equal to £257,907 multiplied by the number of days from (and excluding) the Locked Box Date to (and excluding) the Completion Date

2.1.2the definition of “Outstanding Debt” in clause 1.1 of the Share Purchase Agreement shall be deleted and replaced with:-

"Outstanding Debt"	all loan notes or other indebtedness (including in respect of unpaid profit share owed to retirees) payable by the Company or any other Group Company to (i) the Seller, (ii) any former shareholder of the Company or other Group Company, or (iii) any current or former member in the Seller, in any case that are outstanding as of immediately prior to Completion but excluding the Shareholder Loan
2.1.3a new definition of "Shareholder Loan" shall be inserted in clause 1.1 of the Share Purchase Agreement:-

"Shareholder Loan"	the outstanding loan balance owed by the Company to the Seller in the sum of £8,430,000, pursuant to the terms of a loan agreement dated on or around the Completion Date
2.1.4the definition of “Transaction Documents” in clause 1.1 of the Share Purchase Agreement shall be deleted and replaced with:-

"Transaction Documents"	this Agreement, the Disclosure Letter, the Tax Deed, the Pre-Completion Restructuring Tax Deed, the Shareholders’ Agreement and any other document referred to in any such agreement or required to be entered into pursuant to any such agreement, in each case as any such agreement may be varied from time to time by agreement between the parties thereto
2.1.5clause 7 of the Share Purchase Agreement shall be amended by deleting the clause heading and replacing it with “POSITION PENDING COMPLETION AND SHAREHOLDER LOAN”;
2.1.6clause 7 of the Share Purchase Agreement shall be further amended by the addition of new clauses 7.8 and 7.9 as follows:-
“Shareholder Loan
7.8    The Parties acknowledge and agree that the Shareholder Loan shall not be repaid on or before Completion and will remain owing and outstanding for repayment by the Company to the Seller following Completion.
7.9    Following Completion, the Parties undertake to procure that the monies currently held on deposit in the United States in favour of Turner & Townsend Inc. (the “Deposited Monies”) are distributed (or loaned, as applicable) up to the Company to facilitate repayment of the Shareholder Loan in full and complete discharge and termination of the related loan agreement as soon as reasonably practicable following the Deposited Monies ceasing to be held on deposit in 2022 and in any event within five Business Days of such cessation of deposit (such post-Completion repayment being outlined in Step 18 of the “Project Titan – Cash Extraction” steps paper prepared by KPMG LLP and agreed between the Seller and the Buyer prior to Completion). Save as may otherwise be agreed in writing between the Seller and the Buyer, the Seller agrees that it shall not make a written demand for repayment of the Shareholder Loan until the Deposited Monies have ceased to be held on deposit.”
2.1.7paragraph 1.1.9 of Schedule 5 (Completion Arrangements) of the Share Purchase Agreement shall be deleted and replaced with:-
“1.1.9    a certificate, executed by a member of the Executive Leadership Team, confirming the payment in full and complete discharge, immediately prior to Completion, of all Outstanding Debt (such payment being the “Outstanding Debt Payoff”);”

2.1.8paragraph 1.3 of Schedule 6 (Permitted Leakage) of the Share Purchase Agreement shall be deleted and replaced with:-
“1.3    the Shareholder Loan; and”;
2.1.9the wording of Schedule 10 (Certain Actions) of the Share Purchase Agreement shall be deleted and replaced with the wording in paragraph 1 of Schedule 1 to this Agreement.
2.2The provisions of paragraphs 2 through 5 (inclusive) of Schedule 1 to this Agreement shall apply.
3.ACKNOWLEDGEMENTS
3.1In consideration of the acknowledgements being given and received by each of the Parties pursuant to this Clause (the sufficiency of such consideration being hereby acknowledged by each of the Parties), the Parties acknowledge and agree that:-
1.1.1except as specifically and expressly varied by this Agreement, the Share Purchase Agreement shall remain as originally executed and in full force and effect;
1.1.2there are no Non-Consenting Non-US Subsidiaries for the purposes of clause 4.7 of the Share Purchase Agreement and paragraph 2.1 of Schedule 9 of the Share Purchase Agreement;
1.1.3no Seller LLP Partner has ceased to be a member of the Seller since the date of the Share Purchase Agreement;
1.1.4the following matters have arisen which would, but for this Agreement, constitute Leakage for the purposes of clause 6 of the Share Purchase Agreement:-
(i)[OMITTED] as to an amount of withholding tax payable in connection with the steps taken by the Group in order to facilitate the payment of the Pre-Completion Dividend (the “WHT”);
(ii)[OMITTED] (inclusive of payroll taxes) as to an aggregate sum of bonuses to be paid to certain employees of the Group in connection with the transaction contemplated by the Share Purchase Agreement, such bonuses to be paid following Completion through the Group’s first or second ordinary course payroll processes which occur thereafter;
(iii)[OMITTED] plus VAT as to an amount of fees payable by the Company to KPMG in respect of certain advice provided to the Company in connection with the transaction contemplated by the Share Purchase Agreement, and shall not be deemed to constitute Leakage for the purposes of, and the Seller shall have no liability in respect of the same under, clause 6 of the Share Purchase Agreement (the Seller hereby confirming that the sum equal to the WHT has been deducted by the Company from the Pre-Completion Dividend).
1.1.5the provisions of Schedule 2 to this Agreement shall apply; and
1.1.6the details of the Payment Agent Account are as set forth in Schedule 3 to this Agreement.
4.OTHER PROVISIONS
4.1The SPA Parties acknowledge and agree that:-
1.1.1Clause 13 (Confidentiality);
1.1.2Clause 14 (Announcements);
1.1.3Clause 15.1 (Costs);
1.1.4Clause 16 (Notices);

1.1.5Clause 17 (Assignment);
1.1.6Clause 18 (Counterparts);
1.1.7Clause 21 (Contracts (Rights of Third Parties) Act 1999);
1.1.8Clause 22 (Entire Agreement);
1.1.9Clause 23 (General); and
1.1.10Clause 24 (Law and Jurisdiction),
of the Share Purchase Agreement shall apply in respect of this Agreement to the extent that it relates to the Share Purchase Agreement and any reference to ‘this Agreement’ in such clauses of the Share Purchase Agreement shall be deemed to refer to the Share Purchase Agreement as varied by, and together with, the terms of this Agreement to the extent that they relate to the Share Purchase Agreement.
4.2This Agreement amends and restates the Original Agreement in its entirety and supersedes the Original Agreement in all respects, effective as of the Completion Date.

EXECUTED by the Parties on the date which first appears in this Agreement.

Signed for and on behalf of TURNER & TOWNSEND PARTNERS LLP acting by Martin Stephen Jeremy Lathom-Sharp Name:	/s/ Martin Stephen Jeremy Lathom-Sharp Member

Signed for and on behalf of CBRE TITAN ACQUISITION CO. LIMITED acting by Christopher Oster Name:	/s/ Christopher Oster Director

Signed for and on behalf of CBRE GROUP INC. acting by Emma Giamartino Name:	/s/ Emma Giamartino Authorised signatory

Signed for and on behalf of TURNER & TOWNSEND 2021 LIMITED acting by Martin Stephen Jeremy Lathom-Sharp Name:	/s/ Martin Stephen Jeremy Lathom-Sharp Director

Signed for and on behalf of TURNER & TOWNSEND HOLDINGS LIMITED acting by Martin Stephen Jeremy Lathom-Sharp Name:	/s/ Martin Stephen Jeremy Lathom-Sharp Director

SCHEDULE 1
VARIATIONS TO THE SHARE PURCHASE AGREEMENT AND TO THE SHAREHOLDERS’ AGREEMENT
Variations to the Share Purchase Agreement
1.The wording set out in Schedule 10 (Certain Actions) of the Share Purchase Agreement shall be deleted and replaced with:-
[OMITTED]
Variations to the Shareholders’ Agreement
2.[OMITTED]
3.[OMITTED]
4.[OMITTED]
5.[OMITTED]

SCHEDULE 2
ADDITIONAL ACKNOWLEDGMENTS
1.[OMITTED]

SCHEDULE 3
PAYMENT AGENT ACCOUNT
1.The details of the Payment Agent Account are as follows:-
[OMITTED]